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                                  EXHIBIT 99.1
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            News Release


[PAXAR LOGO]

          PAXAR CORPORATION                   For additional information,
          105 Corporate Park Drive            contact:
          White Plains, NY 10604              BOB POWERS
          914 697-6800 Fax 914 696-4128       Vice President
                                              Investor Relations
                                              914 697-6862

For Immediate Release

             PAXAR APPOINTS PAUL J. GRISWOLD CHIEF EXECUTIVE OFFICER
                 ARTHUR HERSHAFT TO REMAIN CHAIRMAN OF THE BOARD

WHITE PLAINS, NY, JULY 10, 2001 -- PAXAR CORPORATION (NYSE: PXR) announced today that Paul J. Griswold, 49, has been appointed to the position of President and Chief Executive Officer, effective August 10, 2001. Mr. Griswold, who joined Paxar Corporation in February 2000 as President and Chief Operating Officer, is also a member of Paxar's Board of Directors. Arthur Hershaft, 63, currently Chairman and Chief Executive Officer, will continue as Chairman of the Board. This action is in keeping with a succession plan approved by Paxar's Board of Directors several years ago.

"I am delighted that Paul Griswold, a talented executive with a terrific knowledge of Paxar's business, will be the Company's next CEO. His management experience, leadership skills and strategic vision are just the qualities that are needed to lead our Company in the future," stated Mr. Hershaft.

"I have spent my career building a Company that has achieved incredible growth and, more importantly, a leadership position in our industry. I believe the Company is well positioned today to continue that growth and maintain its leadership position. We have a highly experienced management team in place, a broad global presence, a complete line of innovative product offerings and a strong balance sheet, positioning the Company for sustainable long-term growth. I look forward to continuing to be actively involved in the business through my role as Chairman and as a major shareholder of the Company," Mr. Hershaft added.

In his role as Chairman, Mr. Hershaft will continue to work closely with Mr. Griswold in support of the Company's strategic initiatives.

Mr. David E. McKinney, who joined the Board of Directors in 1992, stated, "During Arthur's 40-year tenure at Paxar, the Company has reached many significant milestones. Paxar grew substantially under Arthur's leadership, with annual sales reaching $645 million in 2000, an increase of more than $500 million since 1992. The Company's growth resulted from his strategic vision to provide one-stop shopping solutions and increase its global presence. On behalf of the Board, I'd like to thank Arthur for his contributions and welcome Paul in his new role as CEO."
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Mr. Griswold added, "I want to express my thanks to Arthur and the Board for their support and confidence. Going forward, we will continue to leverage Paxar's key strengths to enhance our competitive position and deliver increased shareholder value."

In connection with his transition to a new role, Mr. Hershaft will enter into an amended employment agreement and an agreement which will give him the option to sell Paxar common stock to the Company from time to time. This agreement will provide Mr. Hershaft with the opportunity to diversify his holdings while ensuring that the market for the Company's common stock is not disrupted.

Paxar is a global leader in providing innovative, value-added identification and tracking solutions to retailers and apparel manufacturers.



                         FOR MORE INFORMATION ON PAXAR,
                      CALL INVESTOR RELATIONS: 914-697-6862
                        OR VISIT OUR COMPANY'S WEB SITE:
                                 www.paxar.com

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